UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601
(Address of principal executive offices)  (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e) Compensatory Agreements and Arrangements

On February 10, 2012, Bakken Resources, Inc. (the “Company”) and Mr. Deffinbaugh entered into an Employment Agreement (“Agreement”) relating to Mr. Deffinbaugh’s employment as the Chief Financial Officer of the Company.  The Agreement is dated effective as of January 1, 2012 (“Effective Date”) and the initial term of the Agreement is one year from the Effective Date. Pursuant to the Agreement and subject to certain terms and conditions, Mr. Deffinbaugh is entitled to, among other things, the following compensation and benefits:

•

Mr. Deffinbaugh shall be employed on a part-time basis with a base salary of $60,000.  In the event the Company offers Mr. Deffinbaugh full-time employment, the base salary shall increase to a rate of $100,000 per year.

•

The Company will reimburse Mr. Deffinbaugh for reasonable travel and other business expenses incurred by Mr. Deffinbaugh during his employment period with the Company in connection with the performance of his duties and obligations under the Agreement and as approved by the Chief Executive Officer.

•

Mr. Deffinbaugh shall be entitled to severance equal to his annual base salary in the event of termination without cause or non-renewal of the Agreement.

Pursuant to the Agreement, Mr. Deffinbaugh shall not be permitted to engage in competitive or solicitation activity for a period of two years following the date of termination. The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement which the Company intends to file together with the Company’s next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/Val M. Holms
Name: Val M. Holms
Title: President & CEO
Dated: February 16, 2012